Exhibit 10.1

AMENDMENT NO. 1 TO HESS CORPORATION

2017 LONG TERM INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Hess Corporation 2017 Long Term Incentive Plan (the “Plan”) is adopted by the Board of Directors of Hess Corporation, a Delaware corporation (the “Company”) on March 3, 2021. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2021 annual meeting. Capitalized terms used, but not otherwise defined, shall have the meanings set forth in the Plan.

WHEREAS, the Board of Directors of the Company originally adopted the Plan on March 1, 2017 and the stockholders of the Company approved the Plan on June 7, 2017;

WHEREAS, Section 4 of the Plan provides in part:

Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan includes the following Shares: (a) 13,500,000 new Shares, plus (b) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus, (c) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Prior Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”);

WHEREAS, the Company has determined that it will soon exhaust the Share Reserve and has determined that the Share Reserve should be increased; and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the Share Reserve under the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The Section 4 is deleted in its entirety and replaced with the following:

The shares of stock subject to Awards granted under the Plan shall be Shares. Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Corporation or any Subsidiary. Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan includes the following Shares: (a) 12,000,000 new Shares (subject to approval at the 2021 Annual Meeting), plus (b) 13,500,000 Shares reserved on the Effective Date of the Plan, plus (c) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus (d) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Prior Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”). For purposes of this Section 4, (a) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (b) each Share subject to the exercised portion of a SAR shall reduce the Share Reserve by one (1) Share, such that the total number of Shares with respect to which such SAR is exercised shall reduce the Share Reserve by an equal number of Shares; (c) each Share delivered pursuant to a Restricted Stock Unit Award, a Dividend Equivalent paid in Shares, or a Performance Award shall reduce the Share Reserve by two (2) Shares; (d) each Share delivered pursuant to a Restricted Stock Award without a purchase price, or with a per-Share purchase price lower than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award, shall reduce the Share Reserve by two (2) Shares; (e) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (f) notwithstanding the foregoing provisions of this sentence to contrary, the Share Reserve shall not be reduced to the extent that a distribution pursuant to an Award is made in cash. Subject to the immediately preceding sentence, and except (x) as may be inconsistent with the rules governing Incentive Stock Options under the Code and (y) for purposes of the maximum Share amounts set forth in Sections 7.02, if any Shares are subject to an Option, Stock Appreciation Right, or other Award (or outstanding award under the Prior Plan) which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Corporation at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. Notwithstanding any other provisions of this Section 4 to the contrary, (i) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve, (ii) Shares withheld or tendered to pay the exercise price of an Option shall not again be available for issuance pursuant to future Awards under the Plan, (iii) Shares withheld or tendered to pay withholding taxes with respect to an outstanding Award shall not again be available for issuance pursuant to future Awards under the Plan, (iv) Shares not delivered to a Participant under a stock–settled Stock Appreciation Right (whether such Shares are withheld to cover the base price or are withheld to pay withholding taxes) shall not again be available for issuance pursuant to future Awards under the Plan, and (v) Shares repurchased by the Corporation using proceeds from the exercise of an Option shall not again be available for issuance pursuant to future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 13,500,000 Shares, as adjusted pursuant to this Section 4, but without application of the foregoing provisions of this sentence or the provisions of the first sentence of this Section 4 concerning Shares subject to certain stock options or other awards under the Prior Plan. From and after the effective date of the Plan, no further grants or awards shall be made under the Prior Plan; however, grants or awards made under the Prior Plan before the effective date of the Plan shall continue in effect in accordance with their terms.

Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.

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